Ex. 99.1

Contact:
Julie Leber Damon Elder
Spotlight Marketing Communications             Spotlight Marketing Communications
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The Parking REIT Sells Two Adjacent Surface Lots in Kansas City, Missouri for $4 Million
Lots were originally purchased by MVP REIT, Inc. and The Parking REIT for a combined total of approximately $2.1 million

KANSAS CITY, Mo. (Aug. 20, 2018) –The Parking REIT, Inc. announced today its disposition of two surface parking lots in Kansas City, Missouri for a combined total of $4 million. The properties were originally purchased in August 2013 and October 2015 by MVP REIT, Inc. and MVP REIT II, Inc., respectively, for a combined total of $2.1 million. They were later acquired by The Parking REIT, Inc. for approximately $2.8 million based upon the allocation of the merger consideration for the merger of MVP REIT, Inc. and MVP REIT II, Inc. in December 2017.

"These properties were sold for approximately 94 percent higher value than their original purchase price, which provides value to the REIT and its investors," said Mike Shustek, chief executive officer of The Parking REIT. "In addition to their location next to city hall in downtown Kansas City, the two lots benefited from their adjacency to one another, which we believe made them an attractive combined sale."

Mr. Shustek added, "The sale further exemplifies The Parking REIT's strategy to acquire income-producing parking facilities in well-located areas that are expected to increase in value over time through proper management and market demographics, and to ultimately sell each property at a time when it most benefits investors."

The surface parking lots were sold to Block 66, LLC.

The sale included:

•	1130 Holmes St., a 1.18-acre surface lot striped with 164 spaces, and
•	1101 Cherry St., a 0.6-acre surface parking lot striped with 84 spaces.
In the last year, The Parking REIT has sold five properties consisting of 747 parking spaces situated on 4.63 acres of land, including one property sold prior to the merger of MVP REIT and MVP REIT II. The five properties sold for a total of $14.5 million, an approximately 65 percent increase in aggregate value from their original purchase price.

The Parking REIT's portfolio currently consists of 42 parking facilities located in 17 states with a total of approximately 11,280 parking spaces.

About The Parking REIT, Inc.

The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. Its assets include 42 parking facilities located in 17 states. The Parking REIT is managed by MVP Realty Advisors, LLC. For more information, please visit TheParkingREIT.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispositions of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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